EXHIBIT 10.1

SIXTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT

This SIXTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT (the “Amendment”) is made and entered into this 26 day of November, 2007 by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (the “Landlord”) and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Tenant”).

RECITALS

A. Landlord and Tenant entered into a Lease and Development Agreement dated as of August 12, 2004, as amended by letter agreement of even date, letter agreement dated October 4, 2005, Second Amendment to Lease and Development Agreement dated October 28, 2005, Third Amendment to Lease and Development Agreement dated August 11, 2006, Fourth Amendment to Lease and Development Agreement dated January 18, 2007, and as further amended by Fifth Amendment to Lease and Development Agreement dated March 30, 2007 (collectively, the “Lease and Development Agreement”) which governs among other things the development of the property described in the Lease and Development Agreement.

B. The Landlord and Tenant desire to amend the Lease and Development Agreement to among other things increase the Tenant’s investment, provide for the construction of the “Weber Bridge” by Tenant and otherwise modify certain elements of the Project.

C. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease and Development Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree to amend the Lease and Development Agreement as follows:

1. All references in the Lease and Development Agreement to “Commercial Facilities” shall now be referenced as “Phase II of the Project,” as such term is further defined herein.

2. Recital E. is amended and restated as follows:

Upon satisfaction of certain conditions described herein and receipt of the required approvals from the Commission set forth in this Lease, Tenant has agreed, at Tenant’s sole cost and expense, to construct, develop and operate the Gaming Facilities, parking required in Phase I of the Project (hereinafter defined) and the Project Roadway, to make a contribution to Landlord for the community/aquatic center and the baseball and soccer fields and to construct and develop the elements of Phase II of the Project (hereinafter defined)(collectively, the “On-Site Project”), all in accordance with the terms and conditions of the Lease.

3. Section 4 is amended as follows:

a. The following shall be added after the caption “Project Construction and Development”:

The Tenant shall at its sole cost and expense, undertake a two phase project for an aggregate investment of $450,000,000. “Phase I of the Project” shall mean the (i) development, construction and operation of the Gaming Facilities on the Property which shall mean a minimum 90,000 square foot casino containing not less than 2,300 slots and 50 table games, three restaurants, a gift shop and parking sufficient to service the aforesaid facilities (the “Gaming Facilities”), (ii) the Environmental Remediation of the Landlord’s Property and the Known Conditions of the Access Road Property, (iii) a contribution by Tenant in the amount of $5,100,000 to the Landlord, or such other party as is designated by Landlord, for the construction of the community/aquatic center and the baseball and soccer fields; (iv) development and construction of a hatch shell to be located on the Park Property, and (v) the development and construction of the Project Roadway, including a replacement of the Weber Road Bridge (hereinafter defined). The Tenant shall make an investment of not less than $375,000,000 on Phase I of the Project. “Phase II of the Project” shall mean (i) the development and construction of a hotel with a minimum of 100 rooms and (ii) some combination of additional hotel rooms, an entertainment/meeting space, additional casino space, additional restaurants, retail space, movie theatres, bowling lanes, or other amenities and additional parking spaces sufficient to serve the aforesaid facilities, as mutually agreed to by Tenant and Landlord, which are intended to increase revenues to the Property. The Tenant shall make an investment of not less than $75,000,000 on Phase II of the Project. The Landlord and the Tenant anticipate that Phase II of the Project may comprise approximately 280,000 square feet but the aggregate square footage will depend on the components selected. Phase I of the Project and Phase II of the Project are collectively referred to as the “Project.”

A new Exhibit C to the Agreement is substituted entitled “Essential Elements”, which is attached hereto as Exhibit 1.

b. Section 4(a) is amended and restated as follows:

“Phase I of the Project. The Tenant shall contribute $5,100,000 to the Landlord, or such other party as is designated by Landlord, on the date of execution by the Landlord and Tenant of this Amendment for the community/aquatic center and the baseball and soccer fields which shall be in full satisfaction of Tenant’s obligations with respect to the community/aquatic center and the baseball and soccer fields. The Tenant has substantially completed the Environmental Remediation, subject to receipt of a “no further action” letter from the Missouri Department of Natural Resources. Not later than December 31, 2007, Tenant shall start to construct the Gaming Facilities and the Project Roadway in a first class manner in accordance with all laws, regulations, ordinances and permit requirements (collectively, “Government Requirements”) and otherwise in accordance with the terms of the Lease (the “Work”). Title to Tenant’s personalty and fixtures and Tenant’s Gaming Facilities and those items that are part of Phase II of the Project shall at all times during the term of this Lease remain with Tenant, subject to the provisions of Section 5(e).

c. The first sentence of Section 4(g) is amended and restated as follows:

Tenant shall proceed in accordance with the applicable Work Schedule with reasonable diligence to obtain all construction permits and to commence and complete the Applicable Work in accordance with the applicable Plans, and subject only to Unavoidable Delays and delays caused by Landlord or the County, the Work Schedule and to obtain all Occupancy Permits and to complete and open the Gaming Facilities to the public (“Project Opening”) by May 1, 2009.

d. Section 4(h) is amended and restated as follows:

“Community Facilities. The Tenant shall construct the hatch shell on the Park Property and complete the same within eighteen (18) months following the Commencement Date, subject to Unavoidable Delays and other applicable provisions of this Lease. If Tenant fails to complete the hatch shell within the time frame referenced above, the Landlord may, in its discretion, require that the Tenant pay to Landlord $250,000 as liquidated damages for the delay in completion and not as a penalty. The Tenant will have a license throughout the Term to hold concerts at the hatch shell from time to time. The license shall provide that the Tenant may use the shell for up to four (4) nights a month at no charge to Tenant, provided that the Tenant shall be responsible for providing its own security and cleanup for any events for which the Tenant uses the hatch shell. Tenant established a budget of $20 million to construct the Project Roadway, the other off-site improvements and the Community Facilities and for the contribution to Landlord for the community/aquatic center. Tenant has exceeded the $20 million budget on the roadway alone. Upon making the $5.1 million guaranteed contribution for the community/aquatic center and the baseball and soccer fields as provided in Section 4(a), Tenant shall have satisfied all of its obligations with respect to the community/aquatic center and the baseball and soccer fields. Upon the completion of the construction of the hatch shell on the Park Property, the Landlord or the County shall take all necessary actions to dedicate the Park Property to the County or the Park District as a park.”

e. Section 4(i) is amended and restated as follows:

“Phase II of the Project. Not later than three (3) years following the Commencement Date, Tenant at Tenant’s sole cost and expense, shall complete Phase II of the Project. Tenant shall have the right in Tenant’s discretion to engage any one or more third party developers, retail tenants, contractors, retail consultants, a master retail developer or tenant or other qualified person or corporation to develop, construct and operate all or any portion of Phase II of the Project. In the event Tenant fails to timely perform its obligations with respect to Phase II of the Project, Tenant shall pay to Landlord additional payment or payments in the amounts set forth below on January 2 of each year (or prorated if less than a year), commencing on the January 2 immediately following the expiration of 3 years until such time as Tenant has met its obligations with respect to Phase II or paid a total of $20,000,000 to the Landlord to be used for the benefit of the Lemay area, which sums will be collected by Landlord as liquidated damages and not as a penalty and in such event, the Landlord shall not have any other rights or remedies against Tenant with respect to Tenant’s failure to open and operate the Phase II of the Project; provided, however, that if this Lease shall be terminated by Tenant pursuant to the provisions of Section 24 after any such annual payments have been paid or have become due and payable, then Landlord’s recovery of amounts due for failure to open and operate Phase II of the Project, in addition to any payments due under Section 24, shall be limited, effective as of the date this Lease is terminated, to the greater of $12,000,000 or the total amount theretofore paid or due Landlord pursuant to this subsection (i).

year one	$2,000,000
year two	$3,000,000
year three	$4,000,000
year four	$5,000,000
year five	$6,000,000	”

f. Section 4(p) is amended by adding the following subsection (vi) thereto:

“As part of Phase I of the Project, Tenant shall construct the replacement bridge for the existing Weber Road Bridge as provided in Amendment to Road Development Agreement in the form of Exhibit 2 attached hereto. The cost of the bridge replacement incurred by the Tenant shall be applied to the minimum investment for Phase I of the Project.”

g. Section 4(v) is amended to delete the last line beginning “the $300,000,000” and inserting “the minimum investment for Phase I of the Project” in lieu thereof.”

h. A new Section 4(w) is added to provide as follows:

“4(w) The Parties agree to cooperate regarding the placement of advertising signs along thoroughfares in proximity to the Property which cooperation may include Tenant entering into an agreement to make lease payments for the advertising signs with said lease payments to be used for the benefit of the Lemay Housing Corporation, the Lemay Development Corporation and the Community/Aquatic Center.”

4. Section 5 is amended as follows:

a. Section 5(d) is amended to amend and restate the first two sentences as follows:

“5(d) Payment of Annual Rent. In consideration of Tenant’s agreement to release the Prepaid Rent, the First Deposit and the Second Deposit to the Landlord to reimburse Landlord for planning and development of the NIMA Site,

Tenant shall be given full credit in the amount of $2,500,000 against Minimum Rent due under the Lease. Beginning on the tenth day of the month after the third full month of operation and on or before the tenth day of each month thereafter until the full amount of the credit has been applied, the Tenant shall pay to Landlord the amount of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($166,666.66) and thereafter Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($333,333.33) per month until the end of the Term as Minimum Rent.”

b. That portion of the second sentence of Section 5(e) immediately preceding subsections (i) and (ii) is amended to read as follows:

“Under the PILOTS Agreement, from and after December 31st (the “Annual Payment Date”) following the Project Opening, Tenant shall make, subject to all terms and conditions of the PILOTS Agreement, annual payments in lieu of taxes, including any prorated payment attributable to the time between Project Opening and the Annual Payment Date of that same year, as follows:”

5. Section 9 (a) is amended and restated as follows:

“Designated Use. Tenant shall use the Property for the operation of the Gaming Facility (a Casino containing a minimum of 90,000 square feet of Las Vegas style gaming area) and, and the elements of Phase II of the Project, and for such additional installations as are selected by Tenant in connection with the Project.”

6. Except as modified and amended by this Amendment, the Lease and Development Agreement shall remain in full force and effect in accordance with its terms. Unless the context otherwise indicates, all other terms and conditions of the Lease and Development Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

7. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

LANDLORD:
ST. LOUIS COUNTY PORT AUTHORITY

By:	/s/ Dennis G. Coleman
Name:	Dennis G. Coleman
Title:	Executive Director

TENANT:
PINNACLE ENTERTAINMENT, INC.

By:	/s/ Wade Hundley
Name:	Wade Hundley
Title:	President

Exhibit 1

EXHIBIT C

Essential Elements

PINNACLE ENTERTAINMENT, INC. COMMITMENT
Phase I

Minimum Investment:	$375 million

Elements Included:	–	90,000 sq. ft. casino, containing not less than 2,300 slots and 50 tables
	–	3 restaurants
	–	parking sufficient to serve the aforesaid facilities
	–	Connector road from I-55 into the property, including Weber bridge replacement
	–	Environmental Remediation of Landlord Property (80-acre parcel) and the Known Conditions of the Access Road Property
	–	$5.1 million contribution for community/aquatic center and baseball and soccer fields
	–	Hatch shell

Phase II

Minimum Investment:	$75 million

Elements Included:	–	Hotel w/minimum of 100 rooms
	–	Some combination of additional hotel rooms, an entertainment/meeting space, additional casino space, additional restaurants, retail space, movie theaters, bowling lanes, or other amenities, as mutually agreed by Tenant and Landlord, that the Parties anticipate may comprise approximately 280,000 square feet, which are intended to increase revenues to the Property
	–	Parking sufficient to serve the aforesaid facilities

Exhibit 1

Exhibit 2

FORM OF AMENDMENT TO ROAD DEVELOPMENT AGREEMENT

This AMENDMENT TO ROAD DEVELOPMENT AGREEMENT (the “Amendment”) is made and entered into by and between Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”) and St. Louis County, Missouri County, a charter county and political subdivision of the State of Missouri (the “County”) as of the date set forth below.

RECITALS

A. Pinnacle and the County entered into a Road Development Agreement dated August 26, 2005 (the “Road Development Agreement”).

B. The County desires to replace the Weber Road Bridge.

C. Public Law 110-16, enacted March 28, 2007, a copy of which is attached hereto as Exhibit 1 (the “Act”) provides that the Access Road may be constructed, operated and maintained over certain property notwithstanding certain restrictions imposed pursuant to the Stafford Act.

D. The Act imposes potential liability on the County in connection with any resulting flood damages due to construction of the Access Road. Subject to the mitigation efforts herein required, the County is willing to retain the liability under the Act with respect to the Access Road.

E. Pursuant to that certain Intergovernmental Cooperation Agreement dated August 20, 2005, and the Stafford Act, the parties desire to take specific steps to mitigate such potential resulting flood conditions by reason of construction and operation of the Access Road and by taking certain other actions with respect to (i) the design of the Access Road; and (ii) perpetual parkland uses on the property adjacent to the Access Road.

F. In consideration of the County’s assumption of responsibility under the terms of the Act, Pinnacle desires to construct, at its cost, a replacement bridge for the Weber Road Bridge.

G. Pinnacle and the County desire to amend the Road Development Agreement to, among other things, (i) provide for the construction of a replacement bridge for the Weber Road Bridge, and (ii) address the restrictions and obligations imposed by the Act.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to amend the Road Development Agreement as follows:

Exhibit 2

1. Exhibit 2 attached hereto shall be appended to and become “Exhibit A” to the Road Development Agreement. The route shown on Exhibit 2 is also known as the “Red Route”.

2. Section 1.01 is amended by adding a new subsection (P) as follows:

(P) “Weber Road Bridge Project” means the replacement of the Weber Road Bridge on Weber Road (a/k/a Carondelet Boulevard) in unincorporated Lemay, St. Louis County, Missouri.

3. ARTICLE III shall be retitled: “CONSTRUCTION, MAINTENANCE AND USE OF THE ACCESS ROAD AND THE WEBER ROAD REPLACEMENT BRIDGE”.

4. Section 3.01 is amended to add the following new subparagraph (E) as follows:

“(E) The County, at its expense, shall provide the design, plans, specifications, surveying, geotechnical and other investigations necessary in connection with the Weber Road Bridge Replacement. In connection with the plans and specifications, the County will comply with the most recent and applicable state and federal laws and regulations governing the bridge design. Said plans shall not be changed in concept or scope without prior approval of the County or Pinnacle. The County shall be responsible for the professional quality, technical accuracy and the coordination of designs, drawings and specifications required to be furnished to Pinnacle under this Amendment. The plans and specifications provided by the County to Pinnacle and its consultants shall be signed and sealed by a professional engineer registered in the State of Missouri. The County shall be responsible, at its expense for all utility relocations, including coordination with utility companies either within or outside of the bridge right of way. There shall be no cost to Pinnacle for the construction permit and such permit shall be approved by and provided to Pinnacle no later than             , 2007. The County shall provide its sales tax exemption certificate to Pinnacle to be used for purchase of equipment and materials for use in the construction of the Weber Road Bridge Replacement. Following the completion of the Weber Road Bridge Replacement, the County shall maintain the Weber Road Bridge Replacement pursuant to the terms of the Intergovernmental Agreement. The County shall obtain approvals required by MSD or the City, if any, in connection with the Weber Road Bridge Replacement at its sole cost and expense.

(F) The County shall provide its sales tax exemption certificate to Pinnacle to be used for purchase of equipment and materials for use in construction of the Access Road.

5. Section 3.02 is amended to add a new subsection as follows:

“(B) Pinnacle and its contractors shall, at Pinnacle’s cost and expense, construct the Weber Road Replacement Bridge in accordance with the plans and specifications provided by the County and in accordance with the County Code and the terms of the permit. Pinnacle shall also comply with Sections 3.20(A) (vi) and (vii) in constructing the Weber Road Replacement Bridge.”

6. Article IV is amended to add a subsection 4.03 as follows:

“Section 4.03. OPENING OF WEBER ROAD BRIDGE REPLACEMENT. Pinnacle shall give written notice to the County after the completion of the Weber Road Bridge Replacement. The County shall inspect the Weber Road Bridge Replacement for compliance with its plans and specification. The County shall notify Pinnacle in writing whether or not there are any deficiencies and if there are deficiencies, specifying the deficiencies. Pinnacle shall upon receipt correct any deficiencies so that the Weber Road Bridge Replacement is in compliance with the County’s plans and specifications. Upon satisfaction of any deficiencies, or if there are none, Pinnacle shall be relieved of any further obligations with respect to the Weber Road Bridge Replacement. It is expressly understood by the parties that the Weber Road Bridge Replacement shall not be opened to traffic until after the County and Pinnacle have satisfied the provisions of this Section 4.03”

7. A new Article VII shall be added as follows:

“ARTICLE VII. PARKLAND DEVELOPMENT

The County and Pinnacle shall take the following cooperative actions to assure the perpetual use of the Access Road and the adjoining property for parkland purposes.

Section 7.01. PARK LINKAGE. The Access Road shall provide a parkway-like linkage between the County park known as Lemay Park and the new park to be developed by Pinnacle on the south side of its mixed-use development being constructed pursuant to the Lease and Development Agreement.

Section 7.02. MITIGATION DESIGN. The design of the Access Road, approved by the County, shall be located at a grade and constructed with such permeable materials as necessary to mitigate future flooding conditions.

Section 7.03. PARK DEVELOPMENT. The design of the Access Road shall encourage the use of pedestrian and recreational trails owned and operated by the County or the St. Louis Park & Recreation District d/b/a Great Rivers Greenway.

Section 7.04. COUNTY PARK OPERATIONS. Except as otherwise provided herein, the parkland adjoining the Access Road shall be operated and maintained by the County.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers.

Executed by the County this      day of November, 2007.

Executed by Pinnacle this      day of November, 2007.

ST. LOUIS COUNTY, MISSOURI

By:
Charlie A. Dooley, County Executive

Attest:

By:
Title:

Approved as to Form:

By:

Approved:

By:
Garry Earls, Director of Department of Highways and Transportation

PINNACLE ENTERTAINMENT, INC.

By:
Name:
Its: